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                                                                    EXHIBIT 23.4
                        CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
FRD Acquisition Co.:

     We consent to the use of our report dated February 9, 1996 except as to the fifth paragraph of note 7 and note 14 which are as of May 23, 1996 with respect to the combined balance sheets of FRI-M which includes FRI-M Corporation, a wholly owned subsidiary of Family Restaurants Inc., and certain subsidiaries including those restaurants that make up the Family Restaurant Division and including the FRD Commissary as of December 25, 1994 and December 31, 1995, and the related combined statements of operations and net combined equity and cash flows for the year ended December 26, 1993 and the one month ended January 26, 1994 (Predecessor Company), and the eleven months ended December 25, 1994 and the year ended December 31, 1995 (Successor Company) in the registration statement on Form S-4 of Flagstar Companies, Inc. dated June 2, 1997 and to the reference to our firm under the heading "Experts" in the Form S-4.


KPMG PEAT MARWICK LLP
Orange County, California
June 2, 1997